UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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DARDEN RESTAURANTS, INC.

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NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011
Contacts:
(Analysts) Matthew Stroud	(407) 245-5288
(Media) Bob McAdam	(407) 245-5404

PROXY ADVISORY FIRM EGAN-JONES REAFFIRMS ITS RECOMMENDATION THAT DARDEN SHAREHOLDERS VOTE “FOR ALL” OF DARDEN’S DIRECTOR NOMINEES ON BLUE PROXY CARD

Egan-Jones Again Recognizes the Benefits of Fresh Perspectives and Continuity of Experience and Insight as Provided by Darden’s Slate as Well as the Risks of Ceding Control to Starboard

ORLANDO, Fla., – September 30, 2014 – Darden Restaurants, Inc. (NYSE: DRI) today announced that leading independent proxy advisory firm, Egan-Jones Proxy Services (“Egan-Jones”), has reaffirmed its recommendation that Darden shareholders vote on the Company’s BLUE proxy card “FOR ALL” of Darden’s nominees to the Board of Directors at the Company’s 2014 Annual Meeting of Shareholders to be held on October 10, 2014.

In its September 25, 2014 report, and reaffirmed in its September 30, 2014 report, Egan-Jones stated1:

We believe that support for voting the management ballot is merited and that voting the management ballot (BLUE PROXY CARD) is in the best interest of the Company and its shareholders. In arriving at that conclusion, we have considered the following factors:

1.
We applaud the Company having proposed that its 12-member board include eight new nominees for director including four picked by the dissidents. We believe that this balanced approach would give Starboard significant input on board deliberations and decisions with a board representation percentage of 33%, generously far exceeding its reported 8.8% interest in the Company.

2.
We believe that the total turnover of the board, as proposed by the dissidents, would have an extremely disruptive effect upon the Company’s implementation of its current plans and search for a new CEO. We also note that we believe it would be unwise to turn over complete control of the board to a shareholder which has not paid shareholders a control premium for their shares.

3.	We believe that the new slate proposed by management is comprised of individuals who have a broad base of skills and expertise needed to support the Company going forward.

        The nominees appear qualified, and we recommend that clients vote "FOR ALL" the nominees.

Darden stated:

We are pleased that this proxy advisory firm has again recognized the importance of continuity, the benefits of Darden’s balanced slate, and the experience and qualifications of our nominees, and has reaffirmed its recommendation that Darden shareholders vote “FOR ALL” of the Company’s director nominees on the BLUE proxy card.

1 Permission to use quotations neither sought nor obtained.

We have heard from many of our shareholders who do not support ceding total control of the Board to Starboard and its nominees. While these shareholders support new perspectives, they also recognize the risks of the full board turnover that Starboard is seeking.  Darden’s slate of director nominees is the only slate that provides the benefit and balance of new perspectives as well as continuity of experience and insights with four new independent nominees unaffiliated with the Company or Starboard, four highly qualified continuing independent nominees, and four seats to be filled by Starboard – resulting in eight of 12 new independent directors this year.

In addition to Egan-Jones and many industry analysts and shareholders, another proxy advisory firm, Glass Lewis & Co. (“Glass Lewis”), has also acknowledged the benefits of continuity as well as the improvements underway in Darden’s operations, governance and leadership that are already showing positive results, including at Olive Garden®.  Although Glass Lewis did not recommend voting on the blue card, in its September 24, 2014 report, Glass Lewis stated1:

“In our view, the strongest argument for considering support of the Company’s proposed slate is that it would facilitate a degree of continuity, which could help to maintain positive momentum that Darden has going for it.”

“shareholders should be encouraged by some of Darden's actions during recent months -- including a new comprehensive plan to enhance shareholder value, governance improvements, leadership changes and an operational turnaround plan for its largest brand.”

Darden noted that by attempting to replace all 12 members of Darden’s Board with its own preferred nominees, Starboard is seeking effective control of the Company.  Darden does not believe that it is in the best interests of all shareholders for a single minority shareholder to control 86% of the Board’s representation when it holds 8.8% of the shares2.

Darden shareholders are reminded that their vote is important, no matter how many or how few shares they own.  The Darden Board urges shareholders to vote ONLY on the BLUE proxy card “FOR ALL” of Darden’s highly qualified, experienced and independent director nominees:  Michael W. Barnes, Gregory L. Burns, Jeffrey H. Fox, Christopher J. Fraleigh, Steve Odland, Michael D. Rose, Maria A. Sastre and Enrique Silva.  Shareholders may vote by mail, phone or internet following the instructions on the BLUE proxy card.

CAUTION: Any vote on the white card could result in the full turnover of Darden’s Board.  Darden urges shareholders – DO NOT SIGN OR RETURN ANY WHITE CARD. SIMPLY DISCARD IT.

Innisfree M&A Incorporated is serving as the Company's proxy solicitor and can be contacted toll-free at (877) 825-8631.

 2 Assumes 14-member Board.

About Darden Restaurants

Darden Restaurants, Inc., (NYSE: DRI), owns and operates more than 1,500 restaurants that generate approximately $6.3 billion in annual sales. Headquartered in Orlando, Fla., and employing 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2014, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the fourth year in a row. Our restaurant brands – Olive Garden, LongHorn Steakhouse®, Bahama Breeze®, Seasons 52®, The Capital Grille®, Eddie V’s® and Yard House® – reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Information About Forward-Looking Statements

Forward-looking statements in this communication regarding our ability to improve performance across our brands and enhance shareholder value and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives and expectations regarding the sale of Red Lobster, benefits to Darden and its shareholders from such sale and related matters, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date except as required by law. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the ability to achieve Darden’s strategic plan to enhance shareholder value including realizing the expected benefits from the sale of Red Lobster, actions of activist investors and the cost and disruption of responding to those actions, including any proxy contest for the election of directors at our annual meeting, food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, our plans to expand our smaller brands Bahama Breeze, Seasons 52 and Eddie V's, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, an inability or failure to manage the accelerated impact of social media and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.